Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
THE SMITH & WOLLENSKY
RESTAURANT GROUP, INC.

Pursuant to Section 242
of the General Corporation Law of
the State of Delaware

        The Smith & Wollensky Restaurant Group, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

        By unanimous written consent of the Board of Directors of the Corporation a resolution was adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at the annual meeting of stockholders held on May 23, 2002 in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:	That the first sentence of Article FOURTH of the Amended and Restated Certificate of Incorporation be and hereby is amended by deleting and replacing it with the following:

"The total number of shares of stock which the Corporation shall have authority to issue is 40,000,000 shares of Common Stock (with $.01 par value per share) ("Common Stock")."

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this 23rd day of May, 2002.

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
By:	/s/ JAMES M. DUNN Name: James M. Dunn Title: President